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                                                                    EXHIBIT 3(a)


                                 Amended and Restated

                              ARTICLES OF INCORPORATION

                                          OF

                                   CTS CORPORATION


                                      ARTICLE I.

                                        NAME

         The name of the corporation is CTS Corporation (the "Corporation").

                                     ARTICLE II.

                                       PURPOSES


         The purpose for which the Corporation is formed is to engage in any lawful business or activity for which corporations may be organized under the Indiana Business Corporation Law, as amended (the "IBCL").


                                     ARTICLE III.

                                  TERM OF EXISTENCE


    The period during which the Corporation shall continue is perpetually.


                                     ARTICLE IV.

                         PRINCIPAL OFFICE AND RESIDENT AGENT


    The post-office address of the principal office of the Corporation is 905 West Blvd. North, Elkhart, Indiana; and the name and post-office address of its Resident Agent in charge of such office is Jeannine M. Davis, 3819 Augusta Lane, Elkhart, Indiana.

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                                      ARTICLE V.

                               AMOUNT OF CAPITAL STOCK

    The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 100,000,000 shares, consisting of 75,000,000 shares of Common Stock, without par value, and 25,000,000 shares of Preferred Stock, without par value.


                                     ARTICLE VI.

                                TERMS OF CAPITAL STOCK


         (a) PREFERRED STOCK. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation is authorized to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions of each such series by the adoption and filing in accordance with the Indiana Business Corporation Law, before the issuance of any Preferred Shares of such series, of an amendment or amendments to these Articles of Incorporation determining the terms of such series (an "Article IV Amendment"). The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

              (i) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

              (ii) the voting powers, if any, and whether such voting powers are full or limited in such series;

              (iii) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

              (iv) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series and the dates and preferences of dividends on such series;

              (v) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

              (vi) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity and the rates or other determinants of conversion or exchange applicable thereto;

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              (vii) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

              (viii) the provisions, if any, of a sinking fund for such series; and

              (vix) any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof;

    all as may be determined from time to time by the Board of Directors and stated or expressed in the Article IV Amendment for such shares of Preferred Stock (collectively, a "Preferred Stock Designation").

              (b) PREEMPTIVE RIGHTS. Except as may be specified in a Preferred Stock Designation, no holder of any share or shares of any class of stock of the Corporation shall have any preemptive right to subscribe for any shares of stock of any class of the Corporation now or hereafter authorized or for any securities, warrants or options convertible into or carrying any rights to purchase any shares of stock of any class of the Corporation now or hereafter authorized, provided, however, that no provision of these Articles of Incorporation shall be deemed to deny to the Board of Directors the right, in its discretion, to grant to the holders of shares of any class of stock at the time outstanding the right to purchase or subscribe for shares of stock of any class or any other securities of the Corporation now or hereafter authorized, at such prices and upon such other terms and conditions as the Board of Directors, in its discretion, may fix.


                                     ARTICLE VII.

                            VOTING RIGHTS OF CAPITAL STOCK

    Subject to the rights, if any, of the holders of any series of Preferred Stock to vote under circumstances specified in a Preferred Stock designation, the holders of the Common Stock, without par value, shall be entitled to vote at all meetings of the shareholders and shall be entitled to cast one vote for each share of stock held by them respectively and standing in their respective names on the books of the Corporation.


                                    ARTICLE VIII.

                              DATA RESPECTING DIRECTORS

    SECTION 1. NUMBER. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors of the Board of Directors under circumstances specified in a Preferred Stock Designation, the number of the directors of the Corporation will not be less than three nor more than fifteen and will be fixed from time to time in the manner provided in the Bylaws of the Corporation.

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    SECTION 2.  QUALIFICATIONS.  Directors need not be shareholders of the
Corporation. A majority of the Directors at any time shall be citizens of the United States.


                                     ARTICLE IX.

                        PROVISIONS FOR REGULATION OF BUSINESS
                        AND CONDUCT OF AFFAIRS OF CORPORATION

    (a) ISSUANCE OF SHARES. The Board of Directors is hereby authorized to direct the issuance by the Corporation of shares of Common Stock and Preferred Stock at such times, in such amounts, to such persons, for such consideration and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Indiana Business Corporation Law, other applicable laws and these Articles of Incorporation.

    (b) The Corporation shall have power to carry on and conduct its said business, or any part thereof, and to have one or more officers in the State of Indiana, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries;

    (c) The Corporation reserves the right to take advantage of the provisions of any amendment to The Indiana Business Corporation Law, or of any new law applicable or relating to corporations formed, organized under, or which have accepted the provisions of, the law now in force, which may hereafter be enacted, and all rights granted to, and conferred on, the shareholders of the Corporation, are granted and conferred, subject to this reservation;

    (d) Annual or special meetings of the shareholders of the Corporation may be held at the place, either within or without the State of Indiana, which may be stated in the notice of said meeting;

    (e) These Amended and Restated Articles of Incorporation shall amend and supersede and take the place of all heretofore existing Articles of Incorporation or Articles of Acceptance (and amendments thereto) of the Corporation.

                                      ARTICLE X.


                                      LIABILITY

    To the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (a) for breach of duty if such breach constitutes wilful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law. Any

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amendment or repeal of, or adoption of any provision inconsistent with, this
Article X will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.


                                     ARTICLE XI.

                                   INDEMNIFICATION

    Each person who was or is involved in any manner (including without limitation as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Board of Directors as a director, officer, partner, trustee, employee or agent of another corporation or a partnership, joint venture, trust, employee benefit plan or other entity, whether for profit or not for profit, whether or not the basis of such proceeding is alleged action in an official capacity while serving as a director, officer, employee or agent, will be indemnified by the Corporation to the fullest extent to which it is empowered to do so by the Indiana Business Corporation Law, or any other applicable laws, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees and expenses, judgments, settlements, penalties, fines, and excise taxes assessed with respect to employee benefit plans) actually and reasonably incurred or suffered by such person in connection therewith. The right of indemnification provided in this Article XI (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Board of Directors (whether or not the directors approving such contract are or are to be parties to such contract or similar contracts), and
(b) will be applicable to matters otherwise within its scope (with each reference in the first sentence of this Article XI to "the Corporation" being deemed for purposes of this sentence to include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction) whether or not such matters arose or arise before or after the adoption of this Article
XI. Without limiting the generality or the effect of the foregoing, the Corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article XI or the Indiana Business Corporation Law. Any amendment or repeal of, or adoption of any provision inconsistent with, this
Article XI will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.
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